Suite 1550 – 355 Burrard Street

Vancouver, B.C., Canada, V6C 2G8

Tel: (604) 331-1757  Fax: (604) 669-5193

TSX - DRK

   OTC BB - DRKOF

October 31, 2003

           Form 20-F File No.: 0-30072

IVANHOE ENERGY JOINS DEREK IN LAK RANCH PROJECT

(Vancouver, B.C., October 31, 2003) – Derek Oil & Gas Corporation reported today that the company and Ivanhoe Energy (USA) Inc. have agreed in principle to jointly develop Derek's LAK Ranch oil project in Wyoming.

The Agreement is subject to approval of Ivanhoe's Board of Directors and the terms will be announced following an Ivanhoe Board meeting scheduled to be held during the week of November 2, 2003.

                                                                    -30-

DEREK OIL & GAS CORPORATION

          ”Barry C.J. Ehrl”___________

Barry C.J. Ehrl, Director

For further information please contact Investor Relations 1-888-756-0066 or (604) 331-1757

www.derekresources.com

Corporate e-mail:  info@derekresources.com

The TSX Venture Exchange has neither approved nor disapproved the information contained herein

Cautionary Note to U.S. Investors:  Investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-30072, available from us at Suite 1550, 355 Burrard Street, Vancouver, British Columbia, Canada, V6C 2G8.  You can also obtain this Form 20-F from the SEC by calling 1-800-732-0330 or you may find it online at www.sec.gov or at www.sedar.com where it is filed as the Company’s Annual Information Form.